Press Release

SOURCE: Silverzipper.com
Silverzipper.com, Inc. Announces Cessation of Business Operations


BOCA RATON, Fla., April 20, 2001 -- Silverzipper.com,  Inc. (OTC Bulletin Board:
SZIP - news) announced today that the Company's primary credit facility, Merchant Factor's Inc., had declared a default on a company subsidiary and seized related collateral.

The Company noted that its Robern Skiwear subsidiary was in material default under it's factoring and security agreements with Merchant Factors, Inc. The Company was unable to satisfy Merchant Factor, Inc.'s demand for it's outstanding loan balance that was in excess of $2,300,000. Therefore, as the Company's primary secured creditor, Merchant Factors, Inc. has exercised all remedy's available. This includes transfer of ownership of the Drift(R) and Ski Gear(R) trademarks, inventory, receivables, as well as the seizure of personal cash accounts of certain company officers and directors for which Merchant had a security interest. Since these assets represented the Company's remaining business, the Company will cease operations immediately.

The Company has engaged a bankruptcy attorney and is currently in contemplation of filing for bankruptcy protection. Further details to the transaction will be disclosed pursuant to an 8-K filing with the SEC.

"Due to the unfortunate situation presented to the Company as well as the current market and economic conditions for raising money, it is regretful to all those involved that this decision had to be made," commented Adam Runsdorf, President of Silverzipper.com.

This press release contains forward-looking statements, which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

CONTACT: For additional information, please contact Adam Singer at 561-443-4379 extension 233.

SOURCE: Silverzipper.com